For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

July 29, 2008

ENTERGY REPORTS SECOND QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported second quarter 2008 earnings of $1.37 per share on an as-reported basis and $1.46 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	1.37	1.32	0.05	2.93	2.34	0.59
Less Special Items	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Operational Earnings	1.46	1.32	0.14	3.02	2.34	0.68
Weather Impact	0.05	0.01	0.04	0.02	(0.02)	0.04

Operational Earnings Highlights for Second Quarter 2008

  Utility, Parent & Other had higher earnings due primarily to increased revenues.
  Entergy Nuclear earnings increased as a result of additional production and higher power prices.
  Entergy's Non-Nuclear Wholesale Assets business reported lower results due primarily to the absence of the benefit of lower income tax expense recorded in second quarter 2007.

"We remain committed and on track in our efforts to add value for our owners and to maintain high quality, affordable service for our customers in an increasingly challenging national economic environment," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "We've achieved solid progress on a number of initiatives in the first half of 2008 and we expect the second half of 2008 to see the realization of a number of our goals and objectives for all of our stakeholders."

Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results Entergy Nuclear Non-Nuclear Wholesale Assets	4 4 5
IV.	Earnings Guidance	5
V.	Business Separation	7
VI.	Appendices
A.  Spin-Off of Non-Utility Nuclear Business
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Definitions
	G. GAAP to Non-GAAP Reconciliations	9 13 15 18 20 21 23
VII.	Financial Statements	26

Entergy's business highlights include the following:

  Entergy Arkansas, Inc. received approval from the Arkansas Public Service Commission for the acquisition of the Ouachita plant, a 789 MW load-following combined-cycle gas turbine facility located near Monroe, La.
  Entergy Nuclear received a Top Industry Practice Award (TIP) presented by the Nuclear Energy Institute (NEI). NEI TIP awards recognize nuclear energy operators for innovations that improve safety, economics, or plant performance.
  Entergy achieved progress in its effort to secure regulatory approvals for its proposed non-utility nuclear spin-off transaction with receipt of Federal Energy Regulatory Commission and Nuclear Regulatory Commission approvals for the spin-off transaction.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Tuesday, July 29, 2008, with access by telephone, 719-457-2080, confirmation code 2740813. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 2740813. The replay will also be available on Entergy's Web site at www.entergy.com.

Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for second quarter 2008 versus 2007, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other had higher earnings due to increased revenues from sales growth, partially offset by higher operation and maintenance expense. Entergy Nuclear's earnings increased as a result of additional production from fewer outage days and the Palisades plant acquired in second quarter 2007, as well as higher power prices. These items were partially offset by higher operation and maintenance expense and an impairment recorded for certain decommissioning trust fund investments. Entergy's Non-Nuclear Wholesale Assets business reported lower results due to the absence in the current period of the benefit from lower income tax expense recorded in second quarter 2007. Entergy's results for the current period also reflect the positive effect of accretion associated with the company's share repurchase program.
Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures (see appendix F for definitions of certain measures)
Second Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	0.62	0.59	0.03	1.11	1.02	0.09
Entergy Nuclear	0.73	0.54	0.19	1.84	1.16	0.68
Non-Nuclear Wholesale Assets	0.02	0.19	(0.17)	(0.02)	0.16	(0.18)
Consolidated As-Reported Earnings	1.37	1.32	0.05	2.93	2.34	0.59

Less Special Items
Utility, Parent & Other	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	-	(0.09)	(0.09)	-	(0.09)

Operational
Utility, Parent & Other	0.71	0.59	0.12	1.20	1.02	0.18
Entergy Nuclear	0.73	0.54	0.19	1.84	1.16	0.68
Non-Nuclear Wholesale Assets	0.02	0.19	(0.17)	(0.02)	0.16	(0.18)
Consolidated Operational Earnings	1.46	1.32	0.14	3.02	2.34	0.68
Weather Impact	0.05	0.01	0.04	0.02	(0.02)	0.04

Detailed earnings variance analysis is included in appendices B-1 and B-2 to this release. In addition, appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in second quarter 2008 was $465 million compared to $471 million in second quarter 2007. The decrease was due primarily to reduced collections at the Utility of deferred fuel recovery in the current quarter totaling $243 million and the absence in the current quarter of $177 million of CDBG funding received by Entergy New Orleans, Inc. in second quarter 2007. These items were largely offset by higher net revenues at Entergy Nuclear of $195 million and changes in Utility net payables/receivables of $159 million.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Second Quarter and Year-to-Date 2008 vs. 2007
(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other	242	445	(203)	365	722	(357)
Entergy Nuclear	253	43	210	594	259	335
Non-Nuclear Wholesale Assets	(30)	(17)	(13)	(45)	(17)	(28)
Total Net Cash Flow Provided by Operating Activities	465	471	(6)	914	964	(50)

II. Utility, Parent & Other Results

In second quarter 2008, Utility, Parent & Other had earnings of $0.62 per share on as-reported basis and $0.71 per share on an operational basis, compared to $0.59 per share in as-reported earnings and operational earnings in second quarter 2007. Operational results for Utility, Parent & Other in second quarter 2008 reflect higher revenues from sales growth, partially offset by higher operation and maintenance expense. The higher expense primarily reflects increased charges for storm damages and loss reserves and higher employee benefits expense.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in second quarter 2008, on a weather-adjusted basis, showed a 2 percent increase compared to second quarter 2007.
  Commercial and governmental sales, on a weather-adjusted basis, were up 3 percent.
  Industrial sales in the current quarter were down 1 percent compared to the same period one year ago.

The residential sales sector showed an increase quarter to quarter with sales growth across jurisdictions and the most significant increase on a percentage basis at Entergy New Orleans, Inc., where post-storm recovery continues. An increase in the number of customers also contributed to sales growth in the residential sector as well as the commercial and governmental sectors. Sales in the industrial sector for second quarter 2008 decreased compared to the same quarter of 2007. High utilization in the refining and chemical segments continues to contribute to sales growth although gains in these segments were more than offset by weakness in pipelines and all segments associated with housing including wood, pulp and paper. National economic weakness is affecting small and mid-sized industrial customers while efficiency improvements driven by high energy prices are producing declining sales in some areas.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures (see appendix F for definitions of measures)
Second Quarter and Year-to-Date 2008 vs. 2007
	Second Quarter				Year-to-Date
	2008	2007	% Change	% Weather Adjusted	2008	2007	% Change	% Weather Adjusted
GWh billed
Residential	7,372	6,986	5.5%	2.3%	15,384	14,777	4.1%	2.8%
Commercial and governmental	7,275	7,043	3.3%	2.8%	14,081	13,708	2.7%	2.4%
Industrial	9,730	9,813	-0.9%	-0.9%	19,107	19,137	-0.2%	-0.2%
Total Retail Sales	24,377	23,842	2.2%	1.1%	48,572	47,622	2.0%	1.5%
Wholesale	1,440	1,428	0.8%		2,729	3,066	-11.0%
Total Sales	25,817	25,270	2.2%		51,301	50,688	1.2%
O&M expense	$19.48	$19.01	2.5%		$18.37	$17.92	2.6%
Number of retail customers (a)
Residential					2,311,624	2,274,129	1.6%
Commercial and governmental					343,445	340,177	1.0%
Industrial					45,427	48,569	-6.5%

(a) Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina.  Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets.

Entergy Nuclear

Entergy Nuclear earned $0.73 per share on as-reported and operational bases in second quarter 2008, compared to $0.54 in second quarter 2007 for as-reported and operational earnings. Entergy Nuclear's earnings increased as a result of additional production due to fewer outage days and from the Palisades plant acquired in second quarter 2007, as well as higher power prices. These items were partially offset by higher expense primarily associated with deferring costs for only one refueling outage during second quarter 2008 versus deferrals for two refueling outages in 2007 and the effect of including Palisades in the portfolio. An additional item partially offsetting the increase in results for the current quarter was an impairment recorded in second quarter 2008 in connection with decommissioning trust fund investments.

With respect to outage days, two planned refueling outages occurred in second quarter 2007 totaling 57 days while one planned refueling outage was completed in second quarter 2008 requiring 19 outage days. In addition, an extended unplanned outage of 28 days is reflected in second quarter 2007 results.

Table 5 provides a comparative summary of Entergy Nuclear's operational performance measures.
Table 5: Entergy Nuclear Operational Performance Measures
Second Quarter and Year-to-Date 2008 vs. 2007 (see appendix F for definitions of measures)
	Second Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Net MW in operation	4,998	4,998	0%	4,998	4,998	0%
Average realized price per MWh (b)	$58.22	$51.28	14%	$59.89	$53.13	13%
Production cost per MWh	$23.11	$21.27	9%	$21.50	$20.49	5%
Non-fuel O&M expense/purchased power per MWh	$23.42	$24.09	-3%	$21.76	$22.48	-3%
GWh billed	10,145	8,896	14%	20,905	17,211	21%
Capacity factor	92%	82%	12%	95%	86%	10%
Refueling outage days:
Indian Point 2	19			26
Indian Point 3					24
Pilgrim		33			33
Vermont Yankee		24			24

(b) Does not include the revenue associated with the amortization of the below-market PPA for Palisades.

Entergy Nuclear's sold forward position is 93%, 83%, and 59% of planned generation at average prices per megawatt-hour of $55, $61 and $58, for 2008, 2009, and 2010, respectively. Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.
Table 6: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2008 through 2012 (see appendix F for definitions of measures)
	Remainder of 2008	2009	2010	2011	2012
Energy
Planned TWh of generation	21	41	40	41	41
Percent of planned generation sold forward (c)
Unit-contingent	48%	48%	31%	29%	17%
Unit-contingent with availability guarantees	40%	35%	28%	14%	7%
Firm liquidated damages	5%	0%	0%	0%	0%
Total	93%	83%	59%	43%	24%
Average contract price per MWh	$55	$61	$58	$55	$54

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	27%	26%	27%	19%
Capacity contracts	62%	38%	31%	15%	2%
Total	88%	65%	57%	42%	21%
Average capacity contract price per kW per month	$2.0	$2.0	$3.4	$3.7	$3.5

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	87%	74%	47%	31%	15%
Average contract revenue per MWh (d)	$57	$62	$61	$57	$54

(c) A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.

(d) Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business earned $0.02 per share on both as-reported and operational bases in second quarter 2008 compared to $0.19 per share on as-reported and operational bases in second quarter 2007. The decrease was due primarily to the absence in the current period of the benefit of lower income tax expense in second quarter 2007 resulting from the resolution of tax audit issues.

IV. Earnings Guidance

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business as usual basis. Guidance for 2008 does not include a special item for expenses, a portion of which were incurred during the current quarter, anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below and in Appendix A. Year-over-year changes are shown as point estimates and are applied to 2007 actual results to compute the 2008 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings. 2008 earnings guidance is detailed in Table 7 below.

Table 7: 2008 Earnings Per Share Guidance - As Reported and Operational
(Per share in U.S. $) - Prepared November 2007 (e)
Segment	Description of Drivers	2007 Earnings Per Share	Expected Change	2008 Guidance Midpoint	2008 Guidance Range

Utility, Parent & Other	2007 Operational Earnings per Share	2.74
	Adjustment to normalize weather		(0.11)
	Increased revenue due to sales growth and rate actions		0.35
	Decreased O&M expense		0.10
	Increased depreciation expense		(0.10)
	Decreased interest expense		0.05
	Decreased other income		(0.10)
	Accretion		0.10
	Decreased income taxes/other		0.32
	Subtotal	2.74	0.61	3.35

Entergy Nuclear	2007 Operational Earnings per Share	2.75
	Higher contract and market energy pricing		0.80
	Increased generation from plant acquisition and fewer outages		0.45
	Increased O&M expense		(0.25)
	Increased depreciation expense		(0.12)
	Accretion		0.10
	Increased income taxes/other		(0.33)
	Subtotal	2.75	0.65	3.40

Non-Nuclear Wholesale Assets	2007 Operational Earnings per Share	0.27
	Increased income taxes		(0.32)
	Subtotal	0.27	(0.32)	(0.05)

Consolidated Operational	2008 Operational Earnings per Share	5.76	0.94	6.70	6.50 - 6.90

Consolidated	2007 As-Reported Earnings per Share	5.60
As-Reported	Changes detailed above		0.94
	Nuclear alignment		0.16
	2008 As-Reported	5.60	1.10	6.70	6.50 - 6.90

(e) Updated January 2008 to reflect 2007 final results.

Key assumptions supporting 2008 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of roughly 2%
  Increased revenue associated with rate actions
  Decreased non-fuel operation and maintenance expense, primarily due to higher discount rate on benefit plans, absence of minimum bill write-offs, and lower storm reserves
  Increased depreciation associated with rate base growth
  Decreased interest expense as a result of receiving proceeds from Louisiana storm securitization, net of effects on interest expense of other financings
  Decreased other income due primarily to absence of 2007 carrying costs reflected for storm settlements
  Decreased income taxes associated with absence of the 2007 fourth quarter income tax adjustments

Entergy Nuclear

  41 TWh of total output, reflecting an approximate 94% capacity factor, including 30 day refueling outages at Indian Point 2 in Spring 2008, and FitzPatrick and Vermont Yankee, both in Fall 2008
  91% energy sold under existing contracts; 9% sold into the spot market (Additional sales after guidance was issued increased sold forward position to 92%)
  $54/MWh average energy contract price; $69/MWh average unsold energy price based on published market prices in October 2007
  $22.10/MWh non-fuel operation and maintenance expense/purchased power with increase primarily due to full year of Palisades operation (acquired mid April 2007); $21.30/MWh production cost
  Increased depreciation due to continued investment in nuclear fleet and full year of Palisades operation
  Increased income tax expense associated with absence of the 2007 fourth quarter income tax adjustments, a change in New York state tax law and the step-up in tax basis from restructuring the Indian Point 2 non-qualified decommissioning trust fund

Non-Nuclear Wholesale Assets

  Increased income tax associated with the absence of the 2007 fourth quarter income tax adjustments, favorable resolution of tax audit issues, and benefits associated with project restructurings

Share Repurchase Program

  2008 average fully diluted shares outstanding of approximately 197 million

Special Items

  Absence of 2007 nuclear alignment charge

Earnings guidance for 2008 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant variable for 2008 results for Utility, Parent & Other. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2008. Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.
Table 8: 2008 Earnings Sensitivities
(Per share in U.S. $)
Variable	2008 Guidance Assumption	Description of Change	Estimated Annual Impact (f)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Roughly 2% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.03
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.31
Entergy Nuclear
Capacity factor	94% capacity factor	1% change in capacity factor	- / + 0.07
Energy price	9% energy unsold at $69/MWh in 2008	$10/MWh change for unsold energy	- / + 0.12
Non-fuel operation and maintenance expense	$22.10/MWh non-fuel operation and maintenance expense/purchased power	$1 change per MWh	- / + 0.13
Outage (lost revenue only)	94% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $54/MWh for sold and $69/MWh for unsold volumes in 2008	- 0.04 / n/a
(f) Based on actual 2007 average fully diluted shares outstanding of approximately 203 million.

V. Business Separation

On November 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Progress achieved since the last quarter update includes:

  Key board and leadership positions at Enexus and EquaGen continued to be filled
  Regulatory proceedings continued to advance
    The Nuclear Regulatory Commission approved the transaction on July 28, 2008
    In Vermont, testimony has been filed, the discovery process is complete and technical hearings begin today
    In New York, the initial discovery period ordered by the New York Public Service Commission expired and the presiding Administrative Law Judges (ALJs) issued a ruling slightly extending the discovery process, followed within three weeks by initial comments addressing defined issues, and reply comments due two weeks thereafter
    The Federal Energy Regulatory Commission approved the transaction on June 12, 2008
    In response to Securities and Exchange Commission comments issued June 9, 2008, an amended Form 10 will be filed in the near future
    At the Internal Revenue Service, Entergy has completed all submittals and is awaiting a response to its request for a private letter ruling finding that the spin-off transaction qualifies for tax-free treatment for federal income tax purposes for both Entergy and its shareholders

Given receipt of critical NRC approval, the state regulatory approvals are now the critical path. Considering the ruling by the New York ALJs, Entergy now expects the spin completion to occur in the fourth quarter on a month end.

Additional information on the spin-off including proposed new business structure, leadership teams, business overviews, financial aspirations, and a transaction timeline including regulatory filing status are included in Appendix A of this release.

VI. Appendices

Seven appendices are presented in this section as follows:

  Appendix A includes information on Entergy's plan to separate the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business.
  Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date periods.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary of planned capital expenditures for the next three years.
  Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on Entergy's planned spin-off of its non-utility nuclear business.
Appendix A: Spin-off of Non-Utility Nuclear Business

The announced spin-off of Entergy's non-utility nuclear business will establish a new independent, publicly traded company. Enexus Energy Corporation has been selected as the name of the new company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture. Below are transaction details and other information on Entergy, Enexus and EquaGen.

New Business Structure

Once the transaction is complete, Entergy Corporation's shareholders will own 100 percent of the common equity in both Entergy and Enexus. Enexus' business is expected to be comprised of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, Mass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, N.Y., respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Brattleboro, Vt., and a power marketing operation. Entergy's business will be comprised of the current six regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries. The newly created joint venture, EquaGen, is expected to operate the nuclear assets owned by Enexus. EquaGen is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for Cooper Nuclear Station and others.

The joint venture operating structure for Enexus ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain after the spin-off.  Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, is expected to be wholly-owned by EquaGen and will remain the operator of the plants after the separation.  Entergy Operations, Inc., the current NRC-licensed operator of Entergy's utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants.  The decision to retain the existing operators for the nuclear stations reflects Entergy's commitment to maintaining safety, security and operational excellence.

Leadership Team

The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The EquaGen Board of Managers will be comprised of equal membership from both Entergy and Enexus. Those assuming new roles or additional responsibilities identified to date include:

Entergy:

Executive Vice President and Chief Operating Officer Mark Savoff; currently executive vice president of operations, Entergy

Enexus:

Board of Directors

Non-Executive Chairman Dr. Paul Murrill; former member of Entergy Board of Directors, professional engineer and private investor

Other members of Enexus Board of Directors:

  VADM. George W. Davis USN (Ret.); former member of Entergy Board of Directors, retired Vice Admiral of the U.S. Navy and former Commander Naval Surface Force, Pacific
  William Madison; former Senior Vice President, Human Resources and Administration - Entergy Corporation
  William A. Percy, II; Member of Entergy Board of Directors; will retire board membership prior to completion of the spin-off; Chairman and CEO of Greenville Compress Company
  Richard J. Smith; CEO Enexus
  Kyle D. Vann; former CEO Entergy-Koch, LP; consultant to Entergy Corporation and Texon, LP
  Steven V. Wilkinson; member of Entergy Board of Directors; will hold dual board membership at Enexus and Entergy; retired audit partner of Arthur Andersen LLP

Leadership Team

  Chief Executive Officer Richard Smith; currently president and chief operating officer, Entergy
  Chief Operating Officer John R. McGaha; currently president of planning, development and oversight, Entergy Nuclear
  Chief Financial Officer Dean Keller; former managing director - investment banking at Citigroup Global Markets Inc. and co-head of the North American Power Group

Enexus Leadship Team cont'd

  General Counsel and Chief Legal Officer Steven J. Agresta; former group leader, Energy Group at Alston & Bird, LLP
  Senior Vice President Administration and Corporate Support Carolyn Shanks; former President and CEO of Entergy Mississippi, Inc.
  Vice President Power Marketing Marc Potkin; currently holds same position for Entergy Nuclear
  Vice President Governmental & Regulatory Affairs Kenneth Theobalds; currently holds same position for Entergy Nuclear
  Vice President Federal Governmental Affairs Jerald V. Halvorsen; currently holds same position for Entergy

EquaGen:

  Chief Executive Officer and Chief Nuclear Officer Michael R. Kansler; currently president and chief nuclear officer, Entergy Nuclear
  Chief Operating Officer John Herron; currently serves as senior vice president of nuclear operations, Entergy Nuclear
  Senior Vice President Planning, Development & Oversight Donna Jacobs; currently holds same position at Entergy Nuclear
  General Counsel and Chief Legal Officer Terrence Burke; currently associate general counsel, Entergy Nuclear
  Vice President Finance Wanda Curry; currently Vice President and CFO, Nuclear Operations, Entergy
  Vice President Human Resources and Administration Keith Fogleman; currently Vice President Human Resources, Entergy Nuclear
  Vice President External Affairs & Communications Kelle Barfield; currently Director Nuclear Communications, Entergy

Executive management at Entergy that remains unchanged includes:

  Chairman and Chief Executive Officer J. Wayne Leonard
  Executive Vice President and Chief Financial Officer Leo Denault
  Group President Utility Operations Gary Taylor
  Executive Vice President of External Affairs Curt Hebert
  Executive Vice President and General Counsel Robert Sloan
  Chief Nuclear Officer Michael Kansler

Brief Overview of Each Business

After completion of the business separation, Entergy will consist of the current six electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines. Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers. The company will deliver electricity to 2.7 million customers in Arkansas, Louisiana, Mississippi, and Texas and will remain headquartered in New Orleans, LA.

Enexus is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States. This location has some of the highest average regional power prices in the United States both today and expected into the future through at least 2020. Enexus will be uniquely positioned to provide to the region the only pure-play, emission-free nuclear generation. The company will be headquartered in Jackson, Miss.

EquaGen is expected to be owned 50 percent each by Entergy and Enexus, and expected to have operating responsibility for Enexus' nuclear fleet. As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies. EquaGen is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing. The company will be headquartered in Jackson, Miss.

Financial Aspirations

The companies will continue to aspire to deliver superior value to owners as measured by total shareholder return. The companies believe top-quartile shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements.

Financial aspirations currently in place for Entergy today can be tailored to each of the businesses going forward. Financial aspirations through 2012 include the following:

Top-quartile total shareholder return:

  Entergy: 6-8% annual earnings per share growth, a 70 to 75% dividend payout ratio target, and capacity for a new share repurchase program targeted at $2.5 billion, $0.5 billion of which has already been authorized by the Entergy Board of Directors, with the balance to be authorized and to commence following completion of spin-off
  Enexus: $2 billion in earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA), a non-GAAP financial measure defined in Appendix F, for the existing non-utility nuclear fleet portfolio by 2012, assuming an average power price on open positions of roughly $95/MWh, generating cash flow for acquisitions and/or distributions through share repurchases in the range of $0.5 billion to $1 billion annually

Credit quality and flexibility to manage risk and act on opportunities:

  Entergy: investment grade credit with a lower risk profile
  Enexus: strong merchant credit, relative to others (subject to market terms and conditions, Enexus expects to execute roughly $4.5 billion of debt financing)

The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.

2012 aspirations can be considered in association with financial sensitivities as shown in Table 9. These sensitivities illustrate the estimated change in aspiration resulting from changes in aspiration drivers. Estimated impacts shown in Table 9 are intended to be illustrative.
Table 9: 2012 Financial Sensitivities
Aspiration	2012 Aspiration Assumption	Drivers	Estimated Impact
Entergy			(Per share in U.S. $) (g)

Earnings growth	6 - 8% earnings per share CAGR; 50% from $2.5 billion post-spin share repurchase program and balance from Utility organic growth

1% sales growth
$100 million/year investment in service
1% change in allowed ROE
1% change in non-fuel operation and
   maintenance expense
$100 million change in debt
$500 million share repurchase post-spin

- / + 0.12 + 0.03 - / + 0.31 - / + 0.06 - / + 0.02 +0.12 - 0.15

Enexus			(EBITDA in U.S. $; millions)
EBITDA	$2 billion EBITDA	+0 - 1,500 Btu/KWh heat rate expansion +$0 - 30/ton CO2 +$0 - 4/kW-mo. capacity price - / + $0 - 2/MMBtu change in gas price	Up to 400 Up to 600 Up to 200 Down/Up to 600
	$0.5 - $1 billion annual share repurchase and/or investment capacity	$1 billion investment, assuming 40-year life and 13% weighted average cost of capital	+ 200
(g) Based on estimated 2008 average fully diluted shares outstanding of approximately 197 million.

Transaction Timing

Given receipt of critical NRC approval, the state regulatory approvals are now the critical path. Considering the ruling by the New York Administrative Law Judges, Entergy now expects the spin completion to occur in the fourth quarter on a month end. Entergy expects the transactions to qualify for tax-free treatment for U.S. federal income tax purposes for both Entergy and its shareholders. The transactions are subject to various approvals, outlined in the following table. Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors. Citigroup and Goldman Sachs are serving as Entergy's financial advisors in this process.
Proceeding	Pending Regulatory Approvals - Spin-Off of Non-Utility Nuclear Business
Nuclear Regulatory Commission

Request: Entergy Nuclear Operations, Inc. (ENO) provided supplements to its application originally filed on July 30, 2007, pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and 10 CFR 50.80. In each of the supplements to the application ENO provided additional information regarding the spin-off transaction, while the original application requested that the Nuclear Regulatory Commission (NRC) consent to the indirect transfer of control of Entergy's non-utility nuclear licenses.
Recent Activity: The NRC approved ENO's application on July 28, 2008.
Next Steps: None.
Other Background: A successful petitioner or hearing request must articulate an "admissible contention" in order for a hearing to be granted, i.e., a material disputed issue of fact or law within the narrow scope of the proceeding. Otherwise, the NRC's rules provide that no hearing will be conducted. Hearings are governed by special rules for expedited proceedings applicable to license transfers.

Vermont Public Service Board

Request: On January 28, 2008, pursuant to 30 V.S.A. Sections 107, 108, 231 and 232, Entergy Nuclear Vermont Yankee, L.L.C. (EVY) and ENO requested approval from the Vermont Public Service Board (VPSB) for the indirect transfer of control, consent to pledge assets, guarantees and assignments of contracts, amendment to Certificate of Public Good (CPG) to reflect name change, replacement of guaranty and substitution of a credit support agreement.
Recent Activity: In accordance with the VPSB scheduling order, testimony has been filed and the discovery process is complete. Three days of technical hearings begin July 29, 2008. The VPSB permitted five parties to intervene in the proceeding, and two parties to participate as amicus curiae. Also, Senate bill S373, legislation that would have required Entergy to over fund the decommissioning trust fund for Vermont Yankee before the VPSB could issue a CPG approving the spin-off transaction, was passed by the Vermont legislature but subsequently vetoed by the governor of Vermont.
Next Steps: Final reply briefs are due on August 20, 2008, after which the VPSB will render a decision, potentially in third quarter 2008.
Other Background: Under Vermont law, approval requires a finding that actions promote the general good of the state.

New York Public Service Commission

Request: On January 28, 2008, pursuant to New York State Public Service Law ( NYPSL) Sections 69 and 70, Entergy Nuclear Fitzpatrick, L.L.C. (ENFP), Entergy Nuclear Indian Point 2 and 3, L.L.C. (ENIP2 & 3), ENO and corporate affiliate Enexus (formerly referred to as NewCo and SpinCo) filed a petition with the New York Public Service Commission (NYPSC) requesting a declaratory ruling regarding corporate reorganization or in the alternative an order approving the transaction and an order approving debt financing. Petitioners also requested confirmation that the corporate reorganization will not have an impact on ENFP's, ENIP2 & 3's, and ENO's status as lightly regulated entities, given they will continue to be competitive wholesale generators.
Recent Activity: The Administrative Law Judges (ALJs) issued a ruling on July 23, 2008 slightly extending the discovery process, followed within three weeks by initial comments addressing defined issues, and reply comments due two weeks thereafter. Following the conclusion of this process, the ALJs will determine whether and to what extent an evidentiary hearing is required.
Next Steps: The ALJ must determine whether any further procedures may be appropriate, or alternatively can elect to make a recommendation to the NYPSC with respect to the transaction.
Other Background: Entergy requested that the NYPSC consider the spin-off transaction consistent with a lightened regulatory regime for wholesale generators in New York, including owners and operators of nuclear generating facilities, under which PSL 70 review of changes in ownership is not required. If the NYPSC decides to review the corporate reorganization pursuant to PSL 70 that action triggers a review under the State Environmental Quality Review Act (SEQRA). Petitioners maintain that the corporate reorganization will not change the operation of their assets that could cause an adverse environmental effect. Consequently, if PSL 70 review is required, NYPSC should follow precedent, issue a negative declaration and undertake no further environmental review. Approval under Section 70 of the NYPSL requires a finding that actions are in the public interest. Three parties filed comments in response to Entergy's petition, and several other parties have also requested to be added to the service list for the proceeding. In response to the Entergy's petition, in an order dated May 23, 2008, the NYPSC declined to issue a declaratory ruling approving the transaction and to consider the transaction as one consistent with lightly-regulated generators under PSL 70. In its order, the commission noted that these nuclear plants "are crucial to the adequacy of generation supply within New York" and as such additional proceedings were deemed necessary. The NYPSC established a 60 day discovery period, which expired on July 22, 2008 and assigned two ALJs to oversee the proceeding.

Federal Energy Regulatory Commission

Request: On February 21, 2008, ENO filed an application pursuant to the Federal Power Act Section 203 requesting authorization from the Federal Energy Regulatory Commission (FERC) by June 20, 2008 for indirect disposition of the jurisdictional facilities that will occur as a result of the proposed transaction in which ownership of the applicants will be spun-off to a new, publicly traded holding company.
Recent Activity: FERC approved the ENO application on June 12, 2008.
Next Steps: None.
Other Background: The review of the filing by FERC will ensure that the transaction will have no adverse effects on competition, wholesale or retail rates and Federal and State Regulation. Also, FERC will seek to determine that the transaction will not result in cross-subsidization by a regulated utility or pledge/encumbrance of utility assets for the benefit of a non-utility associate company.

Securities and Exchange Commission

Request/Recent Activity: The initial Form 10 was filed on May 12, 2008. In response to SEC comments issued June 9, 2008, an Amended Form 10 will be filed shortly.
Next Steps: A second amendment to the Form 10 may be required, with the SEC expected to subsequently declare the filing effective, with such declaration currently anticipated sometime in fourth quarter 2008.
Other Background: Pursuant to Section 12 of the 34 Exchange Act, a Form 10 information statement is required to be filed to register securities with the Securities and Exchange Commission (SEC). The Form 10 is furnished in connection with the distribution by Entergy to its common shareholders of all of the shares of the common stock of Enexus. The information statement will describe the distribution in detail and will contain information about Enexus, its business, financial condition and operations. The Form 10 is subject to review and comments by the SEC staff and will need to be declared effective prior to the distribution.

Appendices B-1 and B-2 provides details of second quarter and year-to-date 2008 vs. 2007 earnings variance analysis for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."

Appendix B-1: As-Reported Earnings Per Share Variance Analysis
Second Quarter 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	0.59		0.73		1.32
Net revenue	0.16	(h)	0.43	(i)	0.59
Share repurchase effect	0.02		0.02		0.04
Other income (deductions)	0.02		0.01		0.03
Interest expense and other charges	0.02		0.01		0.03
Preferred dividend requirements	0.01		-		0.01
Decommissioning expense	-		(0.01)		(0.01)
Nuclear refueling outage expense	(0.01)		(0.02)		(0.03)
Taxes other than income taxes	(0.02)		(0.01)		(0.03)
Depreciation/amortization expense	(0.01)		(0.02)		(0.03)
Interest and dividend income	0.02		(0.11)	(j)	(0.09)
Other operation & maintenance expense	(0.15)	(k)	(0.08)	(l)	(0.23)
Income taxes - other	(0.03)		(0.20)	(m)	(0.23)
2008 earnings	0.62		0.75		1.37

Appendix B-2: As-Reported Earnings Per Share Variance Analysis
Year-to-Date 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	1.02		1.32		2.34
Net revenue	0.24	(h)	1.04	(i)	1.28
Share repurchase effect	0.03		0.06	(n)	0.09
Taxes other than income taxes	0.04		(0.03)		0.01
Interest expense and other charges	(0.01)		0.02		0.01
Preferred dividend requirements	0.01		0.00		0.01
Other income (deductions)	(0.02)		0.00		(0.02)
Decommissioning expense	(0.01)		(0.03)		(0.04)
Nuclear refueling outage expense	(0.01)		(0.05)	(o)	(0.06)
Depreciation/amortization expense	(0.01)		(0.06)	(p)	(0.07)
Interest and dividend income	0.02		(0.12)	(j)	(0.10)
Income taxes - other	0.01		(0.16)	(m)	(0.15)
Other operation & maintenance expense	(0.20)	(k)	(0.17)	(l)	(0.37)
2008 earnings	1.11		1.82		2.93

  The increase is due primarily to sales growth with the year-to-date increase also due to regulatory actions.
Utility Net Revenue Variance Analysis 2008 vs. 2007 ($ EPS)
Second Quarter		Year-to-Date
Sales growth/pricing	0.09	Sales growth/pricing	0.10
Weather	0.04	Weather	0.04
Other	0.03	Other	0.10
Total	0.16	Total	0.24
  The increase in the quarter and year-to-date periods is due primarily to higher revenues at Entergy Nuclear due to higher production from fewer outage days, the addition of Palisades, and higher pricing.
  The decrease is due primarily to an impairment recorded on decommissioning trust fund investments at Entergy Nuclear.
  The increase in the quarter is due primarily to nuclear spin-off related expenses recorded at Parent, increased charges for storm damages and loss reserves and higher employee benefits expense, while the year-to-date increase reflects these expenses and increased fossil outage spending primarily due to timing.
  The increase in the quarter is due to deferring costs for only one refueling outage during second quarter 2008 versus deferrals for two refueling outages in 2007, as well as the full quarter inclusion of Palisades which was acquired April 11, 2007.
  The increase is due primarily to the absence in the current period of the benefit of lower income taxes recorded in second quarter 2007 as a result of the resolution of tax audit issues.
  Reflects accretion associated with Entergy's share repurchase program.
  The increase reflects the amortization of expenses for more planned refueling outages compared to the year-to-date period in 2007, including Palisades' first refueling outage in fourth quarter 2007.
  The increase in the year-to-date period is due to the inclusion of Palisades, as well as increased plant in service.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Second Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)

	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Total Utility, Parent and Other	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	-	-	-	-	-
Total Special Items	(0.09)	-	(0.09)	(0.09)	-	(0.09)

(U.S. $ in millions)
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(18.3)	-	(18.3)	(18.3)	-	(18.3)
Total Utility, Parent and Other	(18.3)	-	(18.3)	(18.3)	-	(18.3)
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	-	-	-	-	-
Total Special Items	(18.3)	-	(18.3)	(18.3)	-	(18.3)

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	9.9%

Recent activity: None. EAI awaits action on potential oral argument and final decision on its rate case appeal. In its appeal, EAI sought to reverse the APSC's decision on a number of issues.
Background: EAI's base rates and Rider ECR have been in effect since 1998.  In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI is required to make payments to other operating companies to achieve rough production cost equalization. On August 25, 2006, EAI filed a rate case requesting a $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. The rate increase was revised to $106.5 million on rebuttal primarily to remove a plant acquisition included in the initial filing. The APSC order called for a $5.1 million rate reduction, 9.9% ROE and a hypothetical common equity level lower than EAI's actual capital structure. The base rate change was implemented August 29, 2007. Among other actions, the APSC approved retention through December 31, 2008 of the ECR rider for fuel and purchased power recovery and a PCA or production cost allocation rider to recover System Agreement rough production cost equalization payments. The APSC also approved implementation of an Annual Earnings Review process to be developed. EAI filed an appeal of the rate case order, following earlier denial of EAI's request for rehearing on its case, and the briefing process in the appeal is complete. Also, following further testimony and hearings, the APSC issued a consolidated order on December 21, 2007 addressing issues pending in several dockets. As a result of lack of consensus, the Annual Earnings Review process was not approved. EAI may petition for extraordinary storm damage financial relief, and the automatic sunset provision for the ECR and PCA riders was replaced with an 18 month advance notice provision for any potential future termination, following APSC notice and hearing. AEEC and the Attorney General filed an appeal of the consolidated order, following the APSC's denial of their request for rehearing.
Storm cost recovery proposal: On June 6, 2008, together with other Arkansas utilities, EAI filed a joint application for approval of storm cost recovery accounting and a storm damage rider. To enable recovery of 2008 storm cost expenditures through the rider and storm reserve accounting, the Utilities requested that the APSC establish a procedural schedule that would allow resolution of this proceeding no later than December 15, 2008.
Background: As a result of the rate case order, EAI was required to discontinue storm reserve accounting and is now subject to an annual $14.4 million budget for allowed storm recovery by the APSC. In its December consolidated order, the APSC indicated that it was open to consideration of alternative extraordinary storm restoration cost methodologies that are both fair and reasonable to rate payers and in the public interest, prompting the joint proposal.
Ouachita acquisition: In its December 21, 2007 consolidated order, the APSC also approved EAI's proposed recovery mechanism for the Interim Tolling Agreement capacity payments through a separate rider. Energy costs are being recovered through the ECR. On June 27, 2008, the APSC approved EAI's acquisition of the Ouachita Plant, the sale of one-third of the plant's capacity to EGSL and the recovery of non-fuel costs associated with the acquisition via a capacity acquisition (CA) rider. EAI expects to close on the plant before the end of 2008.
Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility, a 798MW load-following CCGT at a purchase price of $210 million assuming a December 31, 2008 close, or $325/kW including planned fossil upgrades, contingencies and transaction cost estimated at $46 million, but excluding potential transmission upgrades. EAI requested approval to sell one-third of the plant output to EGSL on a long-term basis under a separate agreement.

Entergy Texas	10.95%

Recent activity: Two competing non-unanimous settlement (NUS) agreements were introduced. ETI's NUS calls for a $59.5 million two-step base rate increase, among other details, to be effective October 24, 2008. Hearings concluded on ETI's NUS earlier in July, and the briefing process is underway.
Background: On September 26, 2007, ETI filed a rate case consisting of three major requests for relief: a $64.3 million base rate increase, a $43.2 million request for various riders, and a fuel reconciliation for the period January 2006 through March 2007 in the amount of $858 million. The rate case is based on a March 31, 2007 test year using an 11% ROE. ETI has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed ETI to file for rate relief through riders for incremental capacity costs (IPCR) and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. On January 23, 2008, an agreement was filed with the PUCT to increase the IPCR to $21 million and to add a surcharge for $10.3 million of unrecovered costs. In June 2006, the PUCT approved a settlement in the Transition to Competition Cost recovery case, allowing ETI to recover $14.5 million per year in TTC costs over a 15-year period.
Qualified Power Region: In January 2008, ETI and SPP met to begin the study directed by the PUCT. Four teams were created to work on the key elements. The study is expected to be submitted in the November 2008 timeframe, along with updated SERC and ERCOT studies. Potential resolution is not likely until early 2009.
Background: In December 2006, ETI filed a Transition to Competition plan with the PUCT, proposing ETI join ERCOT as it represents the most viable path to full customer choice. To support a PUCT decision on the appropriate qualified power region, in October and November 2007, the PUCT issued orders in ETI's Transition to Competition case requiring further studies and approving Southwest Power Pool's plan to develop information similar to that prepared by ERCOT and requiring an updated analysis of the benefits of remaining in the Southeastern Reliability Council (SERC). In May 2008, the PUCT issued an order directing ERCOT to update its study.

Entergy Gulf States Louisiana	9.90% - 11.40%

Recent activity: EGSL's 2007 test year filing made on May 30, 2008 indicated a 9.26% ROE, which is below the allowed bandwidth. The $5.4 million revenue deficiency is partially offset by $4.1 million reduced capacity cost recovery, resulting in an overall rate increase of $1.3 million. Implementation of new rates is expected in September 2008.
Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2006 test year filing was the third of three approved filings by the LPSC. The FRP may be extended by mutual agreement of EGSL and the LPSC, and the parties agreed to extend the FRP one additional year.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Gulf States Louisiana (continued)

Storm Cost Recovery: On May 6, 2008, the State Bond Commission approved Act 55 alternate securitization, and the Louisiana Public Facilities Authority is in the process of marketing $279 million of securitization bonds in order to fund storm costs, storm reserves and issuance costs in the amounts of $185, $87 and $7 million, respectively.
Background: On August 1, 2007, the LPSC approved $187 million as the balance of storm restoration costs for recovery and established $87 million as a reserve for future storms, both to be securitized in the same amounts. In May 2006, EGSL completed the $6 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $0.85 million per month. Interim recovery and carrying charges will continue until the securitization process is complete.
Ouachita acquisition: On January 16, 2008, the LPSC exercised its original jurisdiction and granted approval to recover costs associated with the Ouachita Interim Tolling Agreement. On July 16, 2008, the LPSC approved the uncontested stipulation settlement reached by EGSL and the LPSC Staff for EGSL's purchase of one-third of Ouachita's capacity.
Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility. EGSL expects to purchase one-third of the plant output from EAI on a long-term basis under a separate agreement.

Entergy Louisiana	9.45% - 11.05%

Recent activity: ELL's 2007 test year filing made on May 15, 2008 indicated a 9.04% ROE, which is below the allowed bandwidth. The $5.8 million revenue deficiency plus $12.6 million increased capacity cost recovery results in an overall rate increase of $18.4 million. Implementation of new rates is expected in September 2008. ELL also continues to seek resolution of its 2006 test year FRP filing, including extraordinary customer loss recovery, and a status conference will be held on July 31, 2008 to reset the remaining procedural schedule.
 Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2007 test year filing is the third of three approved filings by the LPSC. The FRP may be extended by the mutual agreement of ELL and the LPSC. ELL's 2006 test year filing made in May 2007 indicated a 7.6% ROE. On September 27, 2007, ELL implemented an $18.4 million increase, subject to refund, $23.8 million representing a 60% adjustment to reach the bottom of the FRP band, net of $5.4 million for reduced capacity cost recovery. The LPSC will allow ELL to defer the difference between the $39.8 million requested for unrecovered fixed costs for extraordinary customer losses associated with Hurricane Katrina and the $23.8 million 60% adjustment as a regulatory asset, pending ultimate LPSC resolution of the 2006 FRP filing. On October 29, 2007, ELL implemented a $7.1 million FRP decrease which is primarily due to the reclassification of certain franchise fees from base rates to collection via a line item on customer's bills pursuant to an LPSC General Order. ELL continued to pursue extraordinary customer losses in its 2007 test year filing by submitting a second scenario of the filing reflecting unrecovered fixed costs.
Storm Cost Recovery: On May 6, 2008, the State Bond Commission approved Act 55 alternate securitization, and the Louisiana Public Facilities Authority expects to close today on $688 million of securitization bonds in order to fund storm costs, storm reserves and issuance costs in the amounts of $524, $152 and $12 million, respectively.
Background: On August 1, 2007, the LPSC approved $545 million as the balance of storm restoration costs for recovery and established $152 million as a reserve for future storms, both to be securitized in the same amounts. In April 2006, ELL completed the $14 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $2 million per month. Interim recovery and carrying charges will continue until the securitization process is complete.
Little Gypsy Repowering: On May 30, 2008, ELL filed for a limited reopening of the air permit for the additional layer of environmental analysis (Maximum Achievable Control Technology application) resulting from a federal court decision in February unrelated to the project. Based on the additional analysis requirement, ELL now estimates construction could commence by mid-year 2009 and result in a targeted in service date in second quarter 2013. The total cost estimate now stands at $1.76 billion. ELL expects to make its first monitoring plan filing by the end of the month and supplement and resume its Phase II proceeding in the fall.
Background: Little Gypsy is a 538MW resource that will be repowered to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), a much needed solid-fuel baseload resource that can reduce Louisiana customers' dependence on natural gas. The initial cost estimate was $1.55 billion with an early 2012 projected in-service date. On November 8, 2007, the LPSC voted unanimously to approve ELL's request to repower Little Gypsy, subject to a number of conditions, including the development and approval of a construction monitoring plan. This approval cleared the way for ELL to order vital equipment, such as boiler and piping components, so that components can be manufactured to keep the project on schedule. As a result, in January 2008, ELL finalized the terms of a target cost EPC contract with the Shaw Group. On December 21, 2007, ELL initiated the Phase II proceeding seeking cash earnings on CWIP and approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. This proceeding was suspended temporarily to allow ELL to develop an updated project cost estimate and schedule to account for a delay resulting from the need to conduct additional environmental analysis.
Waterford 3 Steam Generator Replacement: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms, at an expected cost of $511 million. The petition seeks relief in two phases. Phase I seeks certification within 120 days that the public convenience and necessity would be served by undertaking this project. Among other relief requested, ELL is also seeking approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. In its Phase II filing, ELL will seek cash earnings on CWIP. A status conference will be held on July 31, 2008. It is anticipated that a procedural schedule for this matter will be established at that time.
Background: Due to careful maintenance, Waterford 3 is one of the last nuclear plants of its type to have to replace its steam generators. Of the 14 plants in the U.S. with similar pressurized water reactor designs, only one other plant has not replaced the equipment already. Replacing the reactor vessel closure head and control element drive mechanisms at the same time allows ELL to do the work more efficiently and economically. The long-lead time to design, manufacture and transport some of the required equipment to the site requires approval now in order to perform the project in 2011.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi	9.46% - 12.24%

Recent activity: On March 14, 2008, EMI made its 2007 test year FRP filing indicating an earned ROE of 9.42% compared to a 12.34% mid-point ROE, including 92 basis points for performance incentives (band is 11.08% - 13.6%). The filing called for an annual revenue increase of $10.1 million. On June 20, 2008, EMI reached a settlement with the Mississippi Public Utilities Staff, resulting in a $3.775 million rate increase, subject to MPSC final approval.
Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates. Earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007.

Entergy New Orleans	10.75%

Recent activity: None.
Background:  Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement with ENOI that called for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, and created a $75 million storm reserve via a storm reserve rider beginning in March 2007, to be funded over a ten year period, that positions ENOI to pay for future hurricane damage. When fully implemented by January 1, 2008, electric base rates will increase by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery is also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENOI to seek reinstatement of an appropriate FRP following the resetting of rates in 2009. With New Orleans' recovery also taking place faster than expected, in December 2007, ENOI announced a voluntary plan to return an estimated $10.6 million to customers through a 6.15% base rate credit on electric bills.
Storm Cost Recovery: To date, ENOI has received $180.8 million of CDBG funding for ratepayer mitigation of storm costs and has submitted an additional $10.6 million for funding approval. ENOI will continue to submit storm restoration costs until the $200 million total CDBG funding allocation is reached.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%

Recent activity: On July 1, 2008, the FERC dismissed the LPSC's complaint filed March 31, 2008 requesting that FERC modify the depreciation and decommissioning rates under the Unit Power Sales Agreement to assume a 20 year extension in the operating license of Grand Gulf and reduce the ROE from 10.94% to no greater than 9.75%.
Background: ROE approved by July 2001 FERC order.

System Agreement	NA

Recent activity: The Utility operating subsidiaries made the rough production cost equalization calculation filing required under the FERC Order in June 2007. Payments/receipts based on calendar year 2007 production costs are outlined below. On April 15, 2008, the federal appeals court for the D.C. circuit affirmed the FERC decision with respect to FERC's jurisdiction to order the remedy, establish the bandwidth, and exclude above market costs of the Vidalia plant. The court remanded for further proceedings and consideration, FERC's decision to deny retroactive refunds and to delay implementation of the bandwidth remedy.
Background: The System Agreement case addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued its decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. Based on calendar year 2007 production costs, EAI will pay $251 million to EGSL ($124 million), ELL ($35 million), EMI ($20 million), ENOI ($7 million) and ETI ($65 million). EAI will recover the retail portion through the production cost allocation rider approved by the APSC, with rates becoming effective for July billing. Receipts for the other utility companies are being reflected predominantly as reductions in fuel expense. Appeals of the FERC decision were filed by the APSC, LPSC, MPSC and AEEC in the federal appeals court for the D.C. circuit, with the appeals consolidated. The City of New Orleans intervened in the LPSC appeal, and Entergy has intervened in all appeals. A Compliance filing to implement the FERC decision in this case was filed by Entergy at FERC on April 10, 2006 which proposed that all payments required by the June 2005 FERC decision be properly reflected as fuel costs. Various comments or protests to the Compliance filing were filed by various parties including a request for summary judgment by the LPSC. In July 2007, the FERC accepted the proposed rates for filing, allowed them to go into effect June 1, 2006 subject to refund, and set them for hearing and settlement procedures. Settlement discussions were not successful and hearings in this matter (referred to as the bandwidth proceeding) are complete. In September 2007, FERC issued an Order on Remand in a proceeding referred to as the Interruptible/Curtailable proceeding. This proceeding considered how interruptible load, joint account purchases and the allocation of net margin for off-system sales would be considered in calculating the load responsibility for Entergy operating companies and the resulting effect on system production costs. FERC ordered that interruptible load be eliminated from calculations effective April 1, 2004 and ordered refunds for a 15 month period beginning May 1995. Entergy's operating companies filed a request for rehearing of the FERC decision and were granted a request to extend the deadline for any refunds until 30 days after the FERC issues an order on rehearing. The Entergy operating companies believe that any refund amounts would be recoverable in future rates. In November 2007, EMI provided notice of its intent to terminate participation in the Entergy System Agreement, and in January 2008, the LPSC unanimously voted to direct its Staff to begin evaluating the potential for a new agreement, given EAI and EMI notices of withdrawal. The CCNO also opened a docket to gather information on progress towards a successor agreement.

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix G-1.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Second Quarter 2008 vs. 2007 (see appendix F for definitions of certain measures)

For 12 months ending June 30	2008	2007	Change
GAAP Measures
Return on average invested capital - as-reported	8.6%	8.2%	0.4%
Return on average common equity - as-reported	16.3%	14.2%	2.1%
Net margin - as-reported	10.2%	10.0%	0.2%
Cash flow interest coverage	5.0	5.8	(0.8)
Book value per share	$38.43	$39.72	($1.29)
End of period shares outstanding (millions)	190.5	196.1	(5.6)

Non-GAAP Measures
Return on average invested capital - operational	8.8%	7.6%	1.2%
Return on average common equity - operational	17.0%	12.9%	4.1%
Net margin - operational	10.6%	9.1%	1.5%

As of June 30 ($ in millions)	2008	2007	Change
GAAP Measures
Cash and cash equivalents	1,086	1,320	(234)
Revolver capacity	826	1,650	(824)
Total debt	11,768	10,936	832
Debt to capital ratio	60.7%	57.3%	3.4%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	130	141	(11)
Leases - Entergy's share	508	523	(15)
Total off-balance sheet liabilities	638	664	(26)

Non-GAAP Measures
Total gross liquidity	1,912	2,970	(1058)
Net debt to net capital ratio	58.3%	54.1%	4.2%
Net debt ratio including off-balance sheet liabilities	59.7%	55.8%	3.9%

Appendix D-2: Historical Performance Measures (see appendix F for definitions of measures)
	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	07YTD	08YTD
Financial (q)
EPS - as-reported ($)	1.83	1.27	1.03	1.32	2.30	0.96	1.56	1.37	2.34	2.93
Less - special items ($)	0.03	0.48	0.00	0.00	0.00	(0.16)	0.00	(0.09)	0.00	(0.09)
EPS - operational ($)	1.80	0.79	1.03	1.32	2.30	1.12	1.56	1.46	2.34	3.02
Trailing Twelve Months
ROIC - as-reported (%)	7.5	8.5	8.4	8.2	8.6	8.3	8.8	8.6
ROIC - operational (%)	7.5	7.7	7.7	7.6	8.1	8.5	9.0	8.8
ROE - as-reported (%)	11.6	14.2	14.5	14.2	14.6	14.1	15.9	16.3
ROE - operational (%)	11.6	12.5	12.8	12.9	13.4	14.5	16.3	17.0
Cash Flow Interest Coverage	6.0	7.2	6.1	5.8	5.3	5.0	4.9	5.0
Debt to capital ratio (%)	50.4	52.3	55.2	57.3	57.3	57.6	58.6	60.7
Net debt/net capital ratio (%)	48.3	49.4	52.3	54.1	53.9	54.7	56.5	58.3
Utility
GWh billed (r)
Residential	11,120	7,163	7,792	6,986	11,128	7,376	8,011	7,372	14,777	15,384
Commercial & Gov't	8,587	7,027	6,665	7,043	8,748	7,290	6,807	7,275	13,708	14,081
Industrial	10,316	9,724	9,323	9,813	10,120	9,729	9,377	9,730	19,137	19,107
Wholesale	1,844	1,470	1,638	1,428	1,413	1,666	1,290	1,440	3,066	2,729
O&M expense/MWh (r)	$14.59	$20.85	$16.83	$19.01	$15.16	$20.23	$17.26	$19.48	$17.92	$18.37
Reliability
SAIFI (s)	1.8	1.8	1.8	1.9	1.8	1.8	1.9	1.9	1.9	1.9
SAIDI (s)	182	189	193	198	188	184	191	215	198	215
Nuclear
Net MW in operation	4,200	4,200	4,200	4,998	4,998	4,998	4,998	4,998	4,998	4,998
Avg. realized price per MWh (t)	$44.90	$44.34	$55.11	$51.28	$53.11	$51.52	$61.47	$58.22	$53.13	$59.89
Production cost/MWh (u)	$18.75	$21.00	$19.66	$21.27	$20.90	$22.64	$19.98	$23.11	$20.49	$21.50
Non-fuel O&M expense/ purchased power per MWh (u)	$21.29	$22.48	$20.76	$24.09	$22.40	$23.94	$20.20	$23.42	$22.48	$21.76
GWh billed	9,119	8,684	8,315	8,896	10,105	10,254	10,760	10,145	17,211	20,905
Capacity factor	99%	93%	91%	82%	93%	92%	97%	92%	86%	95%

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.
  Data has been restated for the re-consolidation of ENOI which was the accounting adopted by Entergy in second quarter 2007. 4Q07 excludes the effect of the nuclear alignment special.
  Excludes impact of major storm activity.
  Restated to reflect MWh billed as the denominator in the calculation.
  Restated data to reflect moving purchased power from production costs to non-fuel O&M. 4Q07 excludes the effect of the nuclear alignment special.

  Appendix E: Planned Capital Expenditures

  Entergy's capital plan from 2008 through 2010 anticipates $5.9 billion for investment, including $2.7 billion of maintenance capital. The remaining $3.2 billion is for specific investments such as the Utility's portfolio transformation strategy (i.e., Calcasieu and Ouachita acquisitions and Little Gypsy repowering), the steam generator replacement at Entergy Louisiana's Waterford 3 nuclear unit, environmental compliance spending, transmission upgrades, business function relocation, dry cask storage and nuclear license renewal projects, NYPA value sharing and other initiatives. A potentially significant item not included in these estimates is the cost associated with the proposed inter-connection between Entergy Texas and ERCOT (up to approximately $1 billion). In addition, only minimal amounts for potential new nuclear development at the Grand Gulf and River Bend sites at the Utility are included.

Appendix E: 2008-2010 Planned Capital Expenditures including Entergy New Orleans Prepared January 2008
($ in millions)	2008	2009	2010	Total
Maintenance capital
Utility, Parent & Other	864	807	811	2,482
Entergy Nuclear	78	78	78	234
Non-Nuclear Wholesale Assets	2	-	-	2
Subtotal	944	885	889	2,718
Other capital commitments
Utility, Parent & Other	1,033	846	675	2,554
Entergy Nuclear	207	189	248	644
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	1,240	1,035	923	3,198
Total Planned Capital Expenditures	2,184	1,920	1,812	5,916

  Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

  Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

  Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

  Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month

  Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

  Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)	Debt issued by Non-Nuclear Wholesale Assets business joint ventures
Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA)	Net Income plus interest expense, income taxes, depreciation and amortization and miscellaneous other income less other income
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

  Appendices G-1 and G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics (v)
($ in millions)	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08
As-reported earnings-rolling 12 months (A)	955	1,133	1,151	1,137	1,209	1,135	1,231	1,235
Preferred dividends	29	28	28	26	25	25	24	23
Tax effected interest expense	324	339	352	365	392	392	396	390
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,308	1,499	1,531	1,528	1,626	1,552	1,651	1,648

Special items in prior quarters	(6)	33	132	108	101	0	(32)	(32)

Special items 3Q06 thru 2Q08
Utility, Parent & Other ENOI results	7	(20)
Entergy-Koch, LP gain		55
Retail Business impairment reserve
Retail Business discontinued operations	(1)	(10)
Restructuring - Entergy-Koch, LP distribution		104
Non-Nuclear Wholesale Assets Write-off of tax capital losses		(28)
Nuclear Fleet Alignment						(32)
Nuclear Spin-off Costs								(18)
Total special items (C)	0	135	132	108	101	(32)	(32)	(50)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,308	1,364	1,399	1,420	1,525	1,584	1,683	1,698

Operational earnings, rolling 12 months (A-C)	955	998	1,020	1,029	1,108	1,167	1,263	1,285

Average invested capital (D)	17,514	17,688	18,227	18,652	18,866	18,721	18,790	19,244

Average common equity (E)	8,208	7,970	7,939	7,998	8,264	8,030	7,756	7,555

Operating revenues (F)	11,104	10,932	11,295	11,371	11,311	11,484	11,655	12,150

ROIC - as-reported (B/D)	7.5	8.5	8.4	8.2	8.6	8.3	8.8	8.6

ROIC - operational ((B-C)/D)	7.5	7.7	7.7	7.6	8.1	8.5	9.0	8.8

ROE - as-reported (A/E)	11.6	14.2	14.5	14.2	14.6	14.1	15.9	16.3

ROE - operational ((A-C)/E)	11.6	12.5	12.8	12.9	13.4	14.5	16.3	17.0

Net margin - as-reported (A/F)	8.6	10.4	10.2	10.0	10.7	9.9	10.6	10.2

Net margin - operational ((A-C)/F)	8.6	9.1	9.0	9.1	9.8	10.2	10.8	10.6

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics (w)
($ in millions)	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08
Gross debt (A)	9,054	9,356	10,100	10,936	11,194	11,123	11,292	11,768
Less cash and cash equivalents (B)	745	1,016	1,100	1,320	1,467	1,254	916	1,086
Net debt (C)	8,309	8,340	9,000	9,616	9,728	9,869	10,376	10,682

Total capitalization (D)	17,957	17,899	18,304	19,088	19,529	19,297	19,276	19,401
Less cash and cash equivalents (B)	745	1,016	1,100	1,320	1,467	1,254	916	1,086
Net capital (E)	17,212	16,883	17,204	17,767	18,062	18,043	18,360	18,315

Debt to capital ratio % (A/D)	50.4	52.3	55.2	57.3	57.3	57.6	58.6	60.7

Net debt to net capital ratio % (C/E)	48.3	49.4	52.3	54.1	53.9	54.7	56.5	58.3

Off-balance sheet liabilities (F)	668	665	668	664	662	658	642	638

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	50.2	51.3	54.1	55.8	55.5	56.3	58.0	59.7

Revolver capacity (G)	3,095	2,770	2,170	1,650	1,804	1,730	1,503	826

Gross liquidity (B+G)	3,840	3,786	3,270	2,970	3,271	2,984	2,419	1,912

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly period ended March 31, 2008, and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934 and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 161,243	$ 7,381	$ -	$ 168,624
Temporary cash investments - at cost,
which approximates market	184,457	733,340	-	917,797
Total cash and cash equivalents	345,700	740,721	-	1,086,421
Securitization recovery trust account	10,102	-	-	10,102
Notes receivable	248,079	421,931	(670,010)	-
Accounts receivable:
Customer	548,398	207,027	-	755,425
Allowance for doubtful accounts	(20,357)	-	-	(20,357)
Associated companies	41,053	100,734	(141,787)	-
Other	245,451	65,194	-	310,645
Accrued unbilled revenues	347,163	-	-	347,163
Total accounts receivable	1,161,708	372,955	(141,787)	1,392,876
Deferred fuel costs	500,498	-	-	500,498
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	217,526	3,315	-	220,841
Materials and supplies - at average cost	470,016	255,160	-	725,176
Deferred nuclear refueling outage costs	90,235	104,501	-	194,736
System agreement cost equalization	215,869	-	-	215,869
Gas hedge contracts	122,971	-	-	122,971
Prepayments and other	239,917	28,588	-	268,505
TOTAL	3,622,621	1,927,171	(811,797)	4,737,995

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,747,213	43,471	(7,713,725)	76,959
Decommissioning trust funds	1,300,268	1,854,694	-	3,154,962
Non-utility property - at cost (less accumulated depreciation)	220,266	4,270	-	224,536
Other	73,836	108,052	(5,388)	176,500
TOTAL	9,341,583	2,010,487	(7,719,113)	3,632,957

PROPERTY, PLANT, AND EQUIPMENT

Electric	30,200,960	3,449,645	-	33,650,605
Property under capital lease	738,492	-	-	738,492
Natural gas	297,622	-	-	297,622
Construction work in progress	829,753	196,553	-	1,026,306
Nuclear fuel under capital lease	429,414	-	-	429,414
Nuclear fuel	156,483	452,943	-	609,426
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,652,724	4,099,141	-	36,751,865
Less - accumulated depreciation and amortization	14,957,034	500,540	-	15,457,574
PROPERTY, PLANT AND EQUIPMENT - NET	17,695,690	3,598,601	-	21,294,291

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	615,832	-	-	615,832
Other regulatory assets	2,932,336	-	-	2,932,336
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	4,281	-	-	4,281
Goodwill	374,099	3,073	-	377,172
Other	760,396	756,537	(586,578)	930,355
TOTAL	4,855,066	759,610	(586,578)	5,028,098

TOTAL ASSETS	$ 35,514,960	$ 8,295,869	$ (9,117,488)	$ 34,693,341

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 368,726	$ 28,801	$ -	$ 397,527
Notes payable:
Associated companies	390,460	279,550	(670,010)	-
Other	175,037	-	-	175,037
Account payable:
Associated companies	123,437	18,438	(141,875)	-
Other	1,209,308	179,497	-	1,388,805
Customer deposits	298,632	-	-	298,632
Taxes accrued	-	-	-	-
Accumulated deferred income taxes	118,061	-	-	118,061
Interest accrued	134,884	4,278	-	139,162
Deferred fuel costs	-	-	-	-
Obligations under capital leases	151,721	-	-	151,721
Pension and other postretirement liabilities	32,040	3,725	-	35,765
System agreement cost equalization	215,909	-	-	215,909
Fair value of derivative instruments	-	363,957	-	363,957
Other	51,624	116,030	-	167,654
TOTAL	3,269,839	994,276	(811,885)	3,452,230

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,881,279	425,114	-	6,306,393
Accumulated deferred investment tax credits	334,552	-	-	334,552
Obligations under capital leases	287,641	-	-	287,641
Other regulatory liabilities	576,601	-	-	576,601
Decommissioning and retirement cost liabilities	1,396,203	1,179,480	-	2,575,683
Accumulated provisions	134,270	10,605	-	144,875
Pension and other postretirement liabilities	982,432	317,425	-	1,299,857
Long-term debt	10,549,156	211,886	(5,388)	10,755,654
Fair value of derivative instruments	-	370,374	-	370,374
Other	1,200,624	342,294	(587,261)	955,657
TOTAL	21,342,758	2,857,178	(592,649)	23,607,287

Preferred stock without sinking fund	280,510	422,441	(391,932)	311,019

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008	2,163,749	1,071,639	(3,232,906)	2,482
Paid-in capital	7,018,829	2,193,112	(4,351,460)	4,860,481
Retained earnings	5,699,308	1,228,920	99,402	7,027,630
Accumulated other comprehensive income (loss)	(83,203)	(428,381)	626	(510,958)
Less - treasury stock, at cost (57,633,453 shares in 2008)	4,176,830	43,316	(163,316)	4,056,830
TOTAL	10,621,853	4,021,974	(7,321,022)	7,322,805

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 35,514,960	$ 8,295,869	$ (9,117,488)	$ 34,693,341

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 120,583	$ 6,069	$ -	$ 126,652
Temporary cash investments - at cost,
which approximates market	679,590	447,486	-	1,127,076
Total cash and cash equivalents	800,173	453,555	-	1,253,728
Securitization recovery trust account	19,273	-	-	19,273
Notes receivable	291,101	419,993	(710,933)	161
Accounts receivable:
Customer	413,284	197,440	-	610,724
Allowance for doubtful accounts	(25,789)	-	-	(25,789)
Associated companies	53,543	84,473	(138,016)	-
Other	267,732	35,328	-	303,060
Accrued unbilled revenues	288,076	-	-	288,076
Total accounts receivable	996,846	317,241	(138,016)	1,176,071
Deferred fuel costs	-	-	-	-
Accumulated deferred income taxes	38,117	-	-	38,117
Fuel inventory - at average cost	205,146	3,438	-	208,584
Materials and supplies - at average cost	454,517	237,859	-	692,376
Deferred nuclear refueling outage costs	43,498	129,438	-	172,936
System agreement cost equalization	268,000	-	-	268,000
Gas hedge contracts	-	-	-	-
Prepayments and other	100,458	28,543	-	129,001
TOTAL	3,217,129	1,590,067	(848,949)	3,958,247

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,521,097	94,103	(7,536,208)	78,992
Decommissioning trust funds	1,370,035	1,937,601	-	3,307,636
Non-utility property - at cost (less accumulated depreciation)	216,640	3,564	-	220,204
Other	80,700	7,251	(5,388)	82,563
TOTAL	9,188,472	2,042,519	(7,541,596)	3,689,395

PROPERTY, PLANT, AND EQUIPMENT

Electric	29,613,366	3,346,428	(772)	32,959,022
Property under capital lease	740,095	-	-	740,095
Natural gas	300,767	-	-	300,767
Construction work in progress	861,523	193,310	-	1,054,833
Nuclear fuel under capital lease	361,502	-	-	361,502
Nuclear fuel	154,713	510,907	-	665,620
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,031,966	4,050,645	(772)	36,081,839
Less - accumulated depreciation and amortization	14,659,224	448,345	-	15,107,569
PROPERTY, PLANT AND EQUIPMENT - NET	17,372,742	3,602,300	(772)	20,974,270

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	595,743	-	-	595,743
Other regulatory assets	2,971,399	-	-	2,971,399
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	7,714	-	-	7,714
Goodwill	374,099	3,073	-	377,172
Other	794,177	758,729	(651,966)	900,940
TOTAL	4,911,254	761,802	(651,966)	5,021,090

TOTAL ASSETS	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 968,701	$ 28,056	$ -	$ 996,757
Notes payable:
Associated companies	399,978	310,955	(710,933)	-
Other	25,037	-	-	25,037
Account payable:
Associated companies	95,943	38,762	(134,705)	-
Other	802,604	228,696	-	1,031,300
Customer deposits	291,171	-	-	291,171
Taxes accrued	-	-	-	-
Accumulated deferred income taxes	-	-	-	-
Interest accrued	185,794	2,174	-	187,968
Deferred fuel costs	54,947	-	-	54,947
Obligations under capital leases	152,615	-	-	152,615
Pension and other postretirement liabilities	31,182	3,613	-	34,795
System agreement cost equalization	268,000	-	-	268,000
Fair value of derivative instruments	-	60,025	-	60,025
Other	68,675	85,464	-	154,139
TOTAL	3,344,647	757,745	(845,638)	3,256,754

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,825,015	554,664	-	6,379,679
Accumulated deferred investment tax credits	343,539	-	-	343,539
Obligations under capital leases	220,438	-	-	220,438
Other regulatory liabilities	490,323	-	-	490,323
Decommissioning and retirement cost liabilities	1,346,422	1,142,639	-	2,489,061
Accumulated provisions	124,483	8,923	-	133,406
Pension and other postretirement liabilities	1,047,745	313,581	-	1,361,326
Long-term debt	9,522,791	283,172	(77,828)	9,728,135
Fair value of derivative instruments	-	26,964	-	26,964
Other	1,250,738	373,472	(584,666)	1,039,544
TOTAL	20,171,494	2,703,415	(662,494)	22,212,415

Preferred stock without sinking fund	280,612	422,482	(391,932)	311,162

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007	2,228,351	1,068,639	(3,294,508)	2,482
Paid-in capital	6,696,890	2,071,257	(3,917,378)	4,850,769
Retained earnings	5,907,673	923,567	(95,275)	6,735,965
Accumulated other comprehensive income (loss)	(85,205)	92,899	626	8,320
Less - treasury stock, at cost (55,053,847 shares in 2007)	3,854,865	43,316	(163,316)	3,734,865
TOTAL	10,892,844	4,113,046	(7,143,219)	7,862,671

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 40,660	$ 1,312	$ -	$ 41,972
Temporary cash investments - at cost,
which approximates market	(495,133)	285,854	-	(209,279)
Total cash and cash equivalents	(454,473)	287,166	-	(167,307)
Securitization recovery trust account	(9,171)	-	-	(9,171)
Notes receivable	(43,022)	1,938	40,923	(161)
Accounts receivable:
Customer	135,114	9,587	-	144,701
Allowance for doubtful accounts	5,432	-	-	5,432
Associated companies	(12,490)	16,261	(3,771)	-
Other	(22,281)	29,866	-	7,585
Accrued unbilled revenues	59,087	-	-	59,087
Total accounts receivable	164,862	55,714	(3,771)	216,805
Deferred fuel costs	500,498	-	-	500,498
Accumulated deferred income taxes	(38,117)	-	-	(38,117)
Fuel inventory - at average cost	12,380	(123)	-	12,257
Materials and supplies - at average cost	15,499	17,301	-	32,800
Deferred nuclear refueling outage costs	46,737	(24,937)	-	21,800
System agreement cost equalization	(52,131)	-	-	(52,131)
Gas hedge contracts	122,971	-	-	122,971
Prepayments and other	139,459	45	-	139,504
TOTAL	405,492	337,104	37,152	779,748

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	226,116	(50,632)	(177,517)	(2,033)
Decommissioning trust funds	(69,767)	(82,907)	-	(152,674)
Non-utility property - at cost (less accumulated depreciation)	3,626	706	-	4,332
Other	(6,864)	100,801	-	93,937
TOTAL	153,111	(32,032)	(177,517)	(56,438)

PROPERTY, PLANT, AND EQUIPMENT

Electric	587,594	103,217	772	691,583
Property under capital lease	(1,603)	-	-	(1,603)
Natural gas	(3,145)	-	-	(3,145)
Construction work in progress	(31,770)	3,243	-	(28,527)
Nuclear fuel under capital lease	67,912	-	-	67,912
Nuclear fuel	1,770	(57,964)	-	(56,194)
TOTAL PROPERTY, PLANT AND EQUIPMENT	620,758	48,496	772	670,026
Less - accumulated depreciation and amortization	297,810	52,195	-	350,005
PROPERTY, PLANT AND EQUIPMENT - NET	322,948	(3,699)	772	320,021

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	20,089	-	-	20,089
Other regulatory assets	(39,063)	-	-	(39,063)
Deferred fuel costs	-	-	-	-
Long-term receivables	(3,433)	-	-	(3,433)
Goodwill	-	-	-	-
Other	(33,781)	(2,192)	65,388	29,415
TOTAL	(56,188)	(2,192)	65,388	7,008

TOTAL ASSETS	$ 825,363	$ 299,181	$ (74,205)	$ 1,050,339

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ (599,975)	$ 745	$ -	$ (599,230)
Notes payable:
Associated companies	(9,518)	(31,405)	40,923	-
Other	150,000	-	-	150,000
Account payable:
Associated companies	27,494	(20,324)	(7,170)	-
Other	406,704	(49,199)	-	357,505
Customer deposits	7,461	-	-	7,461
Taxes accrued	-	-	-	-
Accumulated deferred income taxes	118,061	-	-	118,061
Interest accrued	(50,910)	2,104	-	(48,806)
Deferred fuel costs	(54,947)	-	-	(54,947)
Obligations under capital leases	(894)	-	-	(894)
Pension and other postretirement liabilities	858	112	-	970
System agreement cost equalization	(52,091)	-	-	(52,091)
Fair value of derivative instruments	-	303,932	-	303,932
Other	(17,051)	30,566	-	13,515
TOTAL	(74,808)	236,531	33,753	195,476

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	56,264	(129,550)	-	(73,286)
Accumulated deferred investment tax credits	(8,987)	-	-	(8,987)
Obligations under capital leases	67,203	-	-	67,203
Other regulatory liabilities	86,278	-	-	86,278
Decommissioning and retirement cost liabilities	49,781	36,841	-	86,622
Accumulated provisions	9,787	1,682	-	11,469
Pension and other postretirement liabilities	(65,313)	3,844	-	(61,469)
Long-term debt	1,026,365	(71,286)	72,440	1,027,519
Fair value of derivative instruments	-	343,410	-	343,410
Other	(50,114)	(31,178)	(2,595)	(83,887)
TOTAL	1,171,264	153,763	69,845	1,394,872

Preferred stock without sinking fund	(102)	(41)	-	(143)

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008 and 2007	(64,602)	3,000	61,602	-
Paid-in capital	321,939	121,855	(434,082)	9,712
Retained earnings	(208,365)	305,353	194,677	291,665
Accumulated other comprehensive income (loss)	2,002	(521,280)	-	(519,278)
Less - treasury stock, at cost	321,965	-	-	321,965
TOTAL	(270,991)	(91,072)	(177,803)	(539,866)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 825,363	$ 299,181	$ (74,205)	$ 1,050,339

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,525,318	$ -	$ (1,096)	$ 2,524,222
Natural gas	53,985	-	-	53,985
Competitive businesses	7,801	684,018	(5,755)	686,064
Total	2,587,104	684,018	(6,851)	3,264,271

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	624,452	102,384	-	726,836
Purchased power	738,804	15,989	(6,590)	748,203
Nuclear refueling outage expenses	23,801	32,039	-	55,840
Other operation and maintenance	500,480	210,205	(375)	710,309
Decommissioning	23,736	23,079	-	46,816
Taxes other than income taxes	103,891	22,051	-	125,942
Depreciation and amortization	215,364	32,613	-	247,977
Other regulatory charges (credits) - net	34,239	-	-	34,239
Total	2,264,767	438,360	(6,965)	2,696,162

OPERATING INCOME	322,337	245,658	114	568,109

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	9,085	-	-	9,085
Interest and dividend income	41,403	11,908	(29,913)	23,399
Equity in earnings (loss) of unconsolidated equity affiliates	(2,509)	(63)	-	(2,572)
Miscellaneous - net	5,025	(995)	(114)	3,916
Total	53,004	10,850	(30,027)	33,828

INTEREST AND OTHER CHARGES
Interest on long-term debt	119,453	450	-	119,903
Other interest - net	35,906	22,036	(29,913)	28,030
Allowance for borrowed funds used during construction	(4,937)	-	-	(4,937)
Preferred dividend requirements and other	4,310	665	-	4,975
Total	154,732	23,151	(29,913)	147,971

INCOME BEFORE INCOME TAXES	220,609	233,357	-	453,966

Income taxes	97,251	85,761	-	183,012

CONSOLIDATED NET INCOME	$ 123,358	$ 147,596	$ -	$ 270,954

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.65	$0.77		$1.42
DILUTED	$0.62	$0.75		$1.37

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,326,928
DILUTED				197,864,459

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,195,646	$ -	$ (1,002)	$ 2,194,644
Natural gas	42,909	-	-	42,909
Competitive businesses	7,413	529,925	(5,539)	531,799
Total	2,245,968	529,925	(6,541)	2,769,352

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	514,175	81,427	-	595,602
Purchased power	581,557	25,357	(5,914)	601,000
Nuclear refueling outage expenses	19,184	25,430	-	44,614
Other operation and maintenance	455,868	184,543	(741)	639,670
Decommissioning	22,103	19,978	-	42,080
Taxes other than income taxes	98,072	18,276	-	116,348
Depreciation and amortization	212,490	26,163	-	238,653
Other regulatory charges (credits) - net	13,345	-	-	13,345
Total	1,916,794	381,174	(6,655)	2,291,312

OPERATING INCOME	329,174	148,751	114	478,040

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,459	-	-	7,459
Interest and dividend income	34,784	38,152	(18,989)	53,948
Equity in earnings (loss) of unconsolidated equity affiliates	341	136	-	477
Miscellaneous - net	(2,589)	(3,755)	(114)	(6,459)
Total	39,995	34,533	(19,103)	55,425

INTEREST AND OTHER CHARGES
Interest on long-term debt	123,075	981	-	124,057
Other interest - net	37,879	14,649	(18,975)	33,553
Allowance for borrowed funds used during construction	(4,386)	-	-	(4,386)
Preferred dividend requirements and other	5,333	869	(14)	6,188
Total	161,901	16,499	(18,989)	159,412

INCOME BEFORE INCOME TAXES	207,268	166,785	-	374,053

Income taxes	86,688	19,763	-	106,451

CONSOLIDATED NET INCOME	120,580	147,022	-	267,602

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.61	$0.75		$1.36
DILUTED	$0.59	$0.73		$1.32

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				196,979,140
DILUTED				203,423,646

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 329,672	$ -	$ (94)	$ 329,578
Natural gas	11,076	-	-	11,076
Competitive businesses	388	154,093	(216)	154,265
Total	341,136	154,093	(310)	494,919

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	110,277	20,957	-	131,234
Purchased power	157,247	(9,368)	(676)	147,203
Nuclear refueling outage expenses	4,617	6,609	-	11,226
Other operation and maintenance	44,612	25,662	366	70,639
Decommissioning	1,633	3,101	-	4,736
Taxes other than income taxes	5,819	3,775	-	9,594
Depreciation and amortization	2,874	6,450	-	9,324
Other regulatory charges (credits )- net	20,894	-	-	20,894
Total	347,973	57,186	(310)	404,850

OPERATING INCOME	(6,837)	96,907	-	90,069

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	1,626	-	-	1,626
Interest and dividend income	6,619	(26,244)	(10,924)	(30,549)
Equity in earnings (loss) of unconsolidated equity affiliates	(2,850)	(199)	-	(3,049)
Miscellaneous - net	7,614	2,760	-	10,375
Total	13,009	(23,683)	(10,924)	(21,597)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(3,622)	(531)	-	(4,154)
Other interest - net	(1,973)	7,387	(10,938)	(5,523)
Allowance for borrowed funds used during construction	(551)	-	-	(551)
Preferred dividend requirements and other	(1,023)	(204)	14	(1,213)
Total	(7,169)	6,652	(10,924)	(11,441)

INCOME BEFORE INCOME TAXES	13,341	66,572	-	79,913

Income taxes	10,563	65,998	-	76,561

CONSOLIDATED NET INCOME	$ 2,778	$ 574	$ -	$ 3,352

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.04	$0.02		$0.06
DILUTED	$0.03	$0.02		$0.05

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 4,572,253	$ -	$ (1,804)	$ 4,570,449
Natural gas	143,380	-	-	143,380
Competitive businesses	13,809	1,413,295	(11,928)	1,415,176
Total	4,729,442	1,413,295	(13,732)	6,129,005

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,079,035	188,302	-	1,267,337
Purchased power	1,350,655	31,402	(13,211)	1,368,845
Nuclear refueling outage expenses	43,138	63,961	-	107,098
Other operation and maintenance	920,416	401,910	(749)	1,321,577
Decommissioning	47,061	45,751	-	92,812
Taxes other than income taxes	189,677	44,835	-	234,513
Depreciation and amortization	427,787	65,175	-	492,962
Other regulatory charges (credits) - net	69,519	-	-	69,519
Total	4,127,288	841,336	(13,960)	4,954,663

OPERATING INCOME	602,154	571,959	228	1,174,342

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	18,371	-	-	18,371
Interest and dividend income	84,725	49,403	(56,448)	77,680
Equity in earnings (loss) of unconsolidated equity affiliates	(2,024)	(1,477)	-	(3,501)
Miscellaneous - net	(1,022)	(6,389)	(228)	(7,640)
Total	100,050	41,537	(56,676)	84,910

INTEREST AND OTHER CHARGES
Interest on long-term debt	242,524	523	-	243,047
Other interest - net	76,660	40,355	(56,448)	60,567
Allowance for borrowed funds used during construction	(10,053)	-	-	(10,053)
Preferred dividend requirements and other	8,642	1,331	-	9,973
Total	317,773	42,209	(56,448)	303,534

INCOME BEFORE INCOME TAXES	384,431	571,287	-	955,718

Income taxes	165,778	210,237	-	376,015

CONSOLIDATED NET INCOME	$ 218,653	$ 361,050	$ -	$ 579,703

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.14	$1.88		$3.02
DILUTED	$1.11	$1.82		$2.93

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,983,266
DILUTED				198,101,863

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 4,307,793	$ -	$ (1,690)	$ 4,306,104
Natural gas	127,861	-	-	127,861
Competitive businesses	14,121	1,026,516	(11,190)	1,029,446
Total	4,449,775	1,026,516	(12,880)	5,463,411

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,241,104	141,910	-	1,383,014
Purchased power	1,020,862	36,299	(11,922)	1,045,239
Nuclear refueling outage expenses	38,586	49,003	-	87,589
Other operation and maintenance	860,055	345,177	(1,186)	1,204,046
Decommissioning	43,815	36,095	-	79,910
Taxes other than income taxes	204,196	34,835	-	239,031
Depreciation and amortization	425,825	45,237	-	471,063
Other regulatory charges (credits) - net	36,885	-	-	36,885
Total	3,871,328	688,556	(13,108)	4,546,777

OPERATING INCOME	578,447	337,960	228	916,634

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	24,717	-	-	24,717
Interest and dividend income	79,649	70,356	(38,947)	111,058
Equity in earnings (loss) of unconsolidated equity affiliates	920	1,181	-	2,101
Miscellaneous - net	(4,444)	(7,108)	(227)	(11,778)
Total	100,842	64,429	(39,174)	126,098

INTEREST AND OTHER CHARGES
Interest on long-term debt	245,139	2,017	-	247,156
Other interest - net	76,022	28,665	(38,919)	65,768
Allowance for borrowed funds used during construction	(14,915)	-	-	(14,915)
Preferred dividend requirements and other	10,699	1,737	(27)	12,409
Total	316,945	32,419	(38,946)	310,418

INCOME BEFORE INCOME TAXES	362,344	369,970	-	732,314

Income taxes	152,268	100,249	-	252,517

CONSOLIDATED NET INCOME	210,076	269,721	-	479,797

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.05	$1.36		$2.41
DILUTED	$1.02	$1.32		$2.34

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				198,754,673
DILUTED				204,785,090

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 264,460	$ -	$ (114)	$ 264,345
Natural gas	15,519	-	-	15,519
Competitive businesses	(312)	386,779	(738)	385,730
Total	279,667	386,779	(852)	665,594

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(162,069)	46,392	-	(115,677)
Purchased power	329,793	(4,897)	(1,289)	323,606
Nuclear refueling outage expenses	4,552	14,958	-	19,509
Other operation and maintenance	60,361	56,733	437	117,531
Decommissioning	3,246	9,656	-	12,902
Taxes other than income taxes	(14,519)	10,000	-	(4,518)
Depreciation and amortization	1,962	19,938	-	21,899
Other regulatory charges (credits )- net	32,634	-	-	32,634
Total	255,960	152,780	(852)	407,886

OPERATING INCOME	23,707	233,999	-	257,708

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(6,346)	-	-	(6,346)
Interest and dividend income	5,076	(20,953)	(17,501)	(33,378)
Equity in earnings (loss) of unconsolidated equity affiliates	(2,944)	(2,658)	-	(5,602)
Miscellaneous - net	3,422	719	(1)	4,138
Total	(792)	(22,892)	(17,502)	(41,188)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(2,615)	(1,494)	-	(4,109)
Other interest - net	638	11,690	(17,529)	(5,201)
Allowance for borrowed funds used during construction	4,862	-	-	4,862
Preferred dividend requirements and other	(2,057)	(406)	27	(2,436)
Total	828	9,790	(17,502)	(6,884)

INCOME BEFORE INCOME TAXES	22,087	201,317	-	223,404

Income taxes	13,510	109,988	-	123,498

CONSOLIDATED NET INCOME	$ 8,577	$ 91,329	$ -	$ 99,906

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.09	$0.52		$0.61
DILUTED	$0.09	$0.50		$0.59

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,313,462	$ -	$ (2,814)	$ 9,310,648
Natural gas	221,592	-	-	221,592
Competitive businesses	29,258	2,612,090	(23,596)	2,617,752
Total	9,564,312	2,612,090	(26,410)	12,149,992

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,471,018	348,139	-	2,819,157
Purchased power	2,278,993	57,479	(25,915)	2,310,557
Nuclear refueling outage expenses	79,639	120,842	-	200,481
Other operation and maintenance	1,905,135	863,000	(951)	2,767,184
Decommissioning	92,466	88,334	-	180,800
Taxes other than income taxes	395,186	89,355	-	484,541
Depreciation and amortization	858,537	127,073	-	985,610
Other regulatory charges (credits) - net	87,588	-	-	87,588
Total	8,168,562	1,694,222	(26,866)	9,835,918

OPERATING INCOME	1,395,750	917,868	456	2,314,074

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	36,396	-	-	36,396
Interest and dividend income	181,732	118,288	(99,401)	200,619
Equity in earnings (loss) of unconsolidated equity affiliates	(1,739)	(687)	-	(2,426)
Miscellaneous - net	(5,599)	(14,666)	(456)	(20,721)
Total	210,790	102,935	(99,857)	213,868

INTEREST AND OTHER CHARGES
Interest on long-term debt	498,659	3,321	-	501,980
Other interest - net	184,344	65,878	(99,428)	150,794
Allowance for borrowed funds used during construction	(20,170)	-	-	(20,170)
Preferred dividend requirements and other	19,628	3,013	27	22,668
Total	682,461	72,212	(99,401)	655,272

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	924,079	948,591	-	1,872,670

Income taxes	374,606	263,309	-	637,915

INCOME FROM CONTINUING OPERATIONS	549,473	685,282	-	1,234,755

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	-	-	-	-

CONSOLIDATED NET INCOME	$ 549,473	$ 685,282	-	$ 1,234,755

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$2.84	$3.55		$6.39
DILUTED	$2.76	$3.44		$6.20
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.84	$3.55		$6.39
DILUTED	$2.76	$3.44		$6.20

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				193,211,703
DILUTED				199,313,580

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,228,680	$ -	$ (3,115)	$ 9,225,565
Natural gas	206,012	-	-	206,012
Competitive businesses	29,154	1,931,810	(21,585)	1,939,379
Total	9,463,846	1,931,810	(24,700)	11,370,956

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,847,321	284,409	-	3,131,731
Purchased power	2,057,884	75,843	(22,833)	2,110,894
Nuclear refueling outage expenses	76,837	95,780	-	172,617
Other operation and maintenance	1,748,325	758,724	(2,323)	2,504,726
Decommissioning	86,096	67,930	-	154,026
Taxes other than income taxes	422,660	68,729	-	491,389
Depreciation and amortization	864,152	86,947	-	951,099
Other regulatory charges (credits) - net	19,231	-	-	19,231
Total	8,122,506	1,438,362	(25,156)	9,535,713

OPERATING INCOME	1,341,340	493,448	456	1,835,243

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	41,334	-	-	41,334
Interest and dividend income	168,139	138,748	(82,142)	224,745
Equity in earnings (loss) of unconsolidated equity affiliates	90,667	5,376	-	96,043
Miscellaneous - net	14,483	4,067	(456)	18,094
Total	314,623	148,191	(82,598)	380,216

INTEREST AND OTHER CHARGES
Interest on long-term debt	499,569	6,587	-	506,155
Other interest - net	133,556	60,475	(82,087)	111,944
Allowance for borrowed funds used during construction	(25,267)	-	-	(25,267)
Preferred dividend requirements and other	22,154	3,475	(55)	25,574
Total	630,012	70,537	(82,142)	618,406

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,025,951	571,102	-	1,597,053

Income taxes	234,822	213,887	-	448,709

INCOME FROM CONTINUING OPERATIONS	791,129	357,215	-	1,148,344

INCOME FROM DISCONTINUED OPERATIONS (net of taxes of ($5,919))	(11,376)	-	-	(11,376)

CONSOLIDATED NET INCOME	$ 779,753	$ 357,215	-	$ 1,136,968

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$3.90	$1.76		$5.66
DILUTED	$3.84	$1.73		$5.57
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.06)	-		($0.06)
DILUTED	($0.05)	-		($0.05)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.84	$1.76		$5.60
DILUTED	$3.79	$1.73		$5.52

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				202,942,534
DILUTED				206,001,813

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 84,782	$ -	$ 301	$ 85,083
Natural gas	15,580	-	-	15,580
Competitive businesses	104	680,280	(2,011)	678,373
Total	100,466	680,280	(1,710)	779,036

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(376,303)	63,730	-	(312,574)
Purchased power	221,109	(18,364)	(3,082)	199,663
Nuclear refueling outage expenses	2,802	25,062	-	27,864
Other operation and maintenance	156,810	104,276	1,372	262,458
Decommissioning	6,370	20,404	-	26,774
Taxes other than income taxes	(27,474)	20,626	-	(6,848)
Depreciation and amortization	(5,615)	40,126	-	34,511
Other regulatory charges (credits )- net	68,357	-	-	68,357
Total	46,056	255,860	(1,710)	300,206

OPERATING INCOME	54,410	424,420	-	478,831

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(4,938)	-	-	(4,938)
Interest and dividend income	13,593	(20,460)	(17,259)	(24,126)
Equity in earnings (loss) of unconsolidated equity affiliates	(92,406)	(6,063)	-	(98,469)
Miscellaneous - net	(20,082)	(18,733)	-	(38,815)
Total	(103,833)	(45,256)	(17,259)	(166,348)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(910)	(3,266)	-	(4,175)
Other interest - net	50,788	5,403	(17,341)	38,850
Allowance for borrowed funds used during construction	5,097	-	-	5,097
Preferred dividend requirements and other	(2,526)	(462)	82	(2,906)
Total	52,449	1,675	(17,259)	36,866

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(101,872)	377,489	-	275,617

Income taxes	139,784	49,422	-	189,206

INCOME FROM CONTINUING OPERATIONS	(241,656)	328,067	-	86,411

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	11,376	-	-	11,376

CONSOLIDATED NET INCOME	$ (230,280)	$ 328,067	-	$ 97,787

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	($1.06)	$1.79		$0.73
DILUTED	($1.08)	$1.71		$0.63
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.06	-		$0.06
DILUTED	$0.05	-		$0.05
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($1.00)	$1.79		$0.79
DILUTED	($1.03)	$1.71		$0.68

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$270,954	$267,602	$3,352
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	101	(2,901)	3,002
Other regulatory charges (credits) - net	34,239	13,345	20,894
Depreciation, amortization, and decommissioning	294,793	280,733	14,060
Deferred income taxes, investment tax credits, and non-current taxes accrued	97,850	123,605	(25,755)
Equity in earnings of unconsolidated equity affiliates - net of dividends	2,572	(477)	3,049
Changes in working capital:
Receivables	(207,436)	(189,230)	(18,206)
Fuel inventory	10,408	(10,727)	21,135
Accounts payable	347,981	145,145	202,836
Taxes accrued	-	-	-
Interest accrued	(14,561)	(6,889)	(7,672)
Deferred fuel	(359,794)	(116,355)	(243,439)
Other working capital accounts	(36,600)	(62,695)	26,095
Provision for estimated losses and reserves	6,646	72,843	(66,197)
Changes in other regulatory assets	(605)	64,269	(64,874)
Other	18,851	(107,455)	126,306
Net cash flow provided by operating activities	465,399	470,813	(5,414)

INVESTING ACTIVITIES
Construction/capital expenditures	(405,501)	(414,548)	9,047
Allowance for equity funds used during construction	9,085	7,459	1,626
Nuclear fuel purchases	(47,106)	(34,522)	(12,584)
Proceeds from sale/leaseback of nuclear fuel	39,653	9,699	29,954
Proceeds from sale of assets and businesses	30,725	400	30,325
Payment for purchase of plant	-	(336,211)	336,211
Insurance proceeds received for property damages	63,088	82,081	(18,993)
Changes in transition charge account	17,523	-	17,523
Decrease (increase) in other investments	(103,140)	(31,954)	(71,186)
Proceeds from nuclear decommissioning trust fund sales	490,463	853,407	(362,944)
Investment in nuclear decommissioning trust funds	(514,813)	(885,548)	370,735
Net cash flow used in investing activities	(420,023)	(749,737)	329,714

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,255,543	1,222,125	33,418
Common stock and treasury stock	23,192	22,817	375
Retirement of long-term debt	(945,166)	(365,033)	(580,133)
Repurchase of common stock	(211,430)	(267,274)	55,844
Changes in credit line borrowings - net	150,000	-	150,000
Dividends paid:
Common stock	(143,593)	(106,505)	(37,088)
Preferred stock	(2,760)	(7,265)	4,505
Net cash flow provided by financing activities	125,786	498,865	(373,079)

Effect of exchange rates on cash and cash equivalents	(447)	(232)	(215)

Net increase (decrease) in cash and cash equivalents	170,715	219,709	(48,994)

Cash and cash equivalents at beginning of period	915,706	1,100,513	(184,807)

Cash and cash equivalents at end of period	$1,086,421	$1,320,222	($233,801)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$156,290	$143,316	$12,974
Income taxes	$125,699	$197,317	($71,618)

Entergy Corporation

Consolidated Cash Flow Statement
Six Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$579,703	$479,797	$99,906
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(2,808)	8,038	(10,846)
Other regulatory charges (credits) - net	69,519	36,885	32,634
Depreciation, amortization, and decommissioning	585,774	550,973	34,801
Deferred income taxes, investment tax credits, and non-current taxes accrued	195,834	507,929	(312,095)
Equity in earnings of unconsolidated equity affiliates - net of dividends	3,501	(2,101)	5,602
Changes in working capital:
Receivables	(216,810)	(123,088)	(93,722)
Fuel inventory	(12,257)	(10,533)	(1,724)
Accounts payable	357,503	(137,102)	494,605
Taxes accrued	-	(189,410)	189,410
Interest accrued	(48,799)	(29,093)	(19,706)
Deferred fuel	(555,444)	37,705	(593,149)
Other working capital accounts	(218,001)	(169,775)	(48,226)
Provision for estimated losses and reserves	10,680	56,241	(45,561)
Changes in other regulatory assets	39,964	132,989	(93,025)
Other	125,210	(185,323)	310,533
Net cash flow provided by operating activities	913,569	964,132	(50,563)

INVESTING ACTIVITIES
Construction/capital expenditures	(778,818)	(717,115)	(61,703)
Allowance for equity funds used during construction	18,371	24,717	(6,346)
Nuclear fuel purchases	(217,487)	(219,328)	1,841
Proceeds from sale/leaseback of nuclear fuel	152,353	124,185	28,168
Proceeds from sale of assets and businesses	30,725	13,063	17,662
Payment for purchase of plant	(56,409)	(336,211)	279,802
Insurance proceeds received for property damages	63,088	82,081	(18,993)
Changes in transition charge account	9,171	-	9,171
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease (increase) in other investments	(95,166)	73,969	(169,135)
Proceeds from nuclear decommissioning trust fund sales	748,181	1,013,414	(265,233)
Investment in nuclear decommissioning trust funds	(809,653)	(1,075,084)	265,431
Net cash flow used in investing activities	(1,007,644)	(1,016,309)	8,665

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,800,543	2,042,123	(241,580)
Common stock and treasury stock	27,862	53,706	(25,844)
Retirement of long-term debt	(1,383,393)	(699,906)	(683,487)
Repurchase of common stock	(369,612)	(825,460)	455,848
Redemption of preferred stock	-	(2,250)	2,250
Changes in credit line borrowings - net	150,000	-	150,000
Dividends paid:
Common stock	(288,172)	(215,472)	(72,700)
Preferred stock	(10,030)	(13,344)	3,314
Net cash flow provided by (used in) financing activities	(72,802)	339,397	(412,199)

Effect of exchange rates on cash and cash equivalents	(430)	(243)	(187)

Net increase (decrease) in cash and cash equivalents	(167,307)	286,977	(454,284)

Cash and cash equivalents at beginning of period	1,253,728	1,016,152	237,576

Effect of the reconsolidation of Entergy New Orleans on cash and cash equivalents	-	17,093	(17,093)

Cash and cash equivalents at end of period	$1,086,421	$1,320,222	($233,801)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$340,077	$297,229	$42,848
Income taxes	$127,856	$228,750	($100,894)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended June 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,234,755	$1,136,968	$97,787
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(26,420)	2,724	(29,144)
Other regulatory charges (credits) - net	87,588	19,231	68,357
Depreciation, amortization, and decommissioning	1,166,411	1,105,156	61,255
Deferred income taxes, investment tax credits, and non-current taxes accrued	164,146	812,230	(648,084)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	2,425	(37)	2,462
Changes in working capital:
Receivables	(156,368)	(40,587)	(115,781)
Fuel inventory	(12,169)	13,153	(25,322)
Accounts payable	391,557	76,040	315,517
Taxes accrued	2,086	(217,610)	219,696
Interest accrued	(7,921)	13,424	(21,345)
Deferred fuel	(592,237)	362,436	(954,673)
Other working capital accounts	(121,495)	(203,622)	82,127
Provision for estimated losses and reserves	(104,853)	71,603	(176,456)
Changes in other regulatory assets	161,711	148,262	13,449
Other	319,991	(380,999)	700,990
Net cash flow provided by operating activities	2,509,207	2,918,372	(409,165)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,639,733)	(1,376,994)	(262,739)
Allowance for equity funds used during construction	36,396	41,334	(4,938)
Nuclear fuel purchases	(406,891)	(421,326)	14,435
Proceeds from sale/leaseback of nuclear fuel	197,234	218,266	(21,032)
Proceeds from sale of assets and businesses	30,725	13,063	17,662
Payment for purchase of plant	(56,409)	(336,211)	279,802
Insurance proceeds received for property damages	64,111	71,751	(7,640)
Changes in transition charge account	(10,102)	-	(10,102)
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease (increase) in other investments	(127,415)	31,339	(158,754)
Proceeds from nuclear decommissioning trust fund sales	1,318,351	1,267,192	51,159
Investment in nuclear decommissioning trust funds	(1,443,333)	(1,385,286)	(58,047)
Other regulatory investments	-	4,442	(4,442)
Net cash flow used in investing activities	(2,109,066)	(1,872,430)	(236,636)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	2,624,556	2,641,972	(17,416)
Preferred stock	10,000	-	10,000
Common stock and treasury stock	52,986	108,789	(55,803)
Retirement of long-term debt	(2,053,432)	(1,360,533)	(692,899)
Repurchase of common stock	(759,730)	(1,409,653)	649,923
Redemption of preferred stock	(55,577)	(5,071)	(50,506)
Changes in credit line borrowings - net	150,000	10,000	140,000
Dividends paid:
Common stock	(580,027)	(439,968)	(140,059)
Preferred stock	(22,561)	(25,617)	3,056
Net cash flow used in financing activities	(633,785)	(480,081)	(153,704)

Effect of exchange rates on cash and cash equivalents	(157)	(2,894)	2,737

Net increase (decrease) in cash and cash equivalents	(233,801)	562,967	(796,768)

Cash and cash equivalents at beginning of period	1,320,222	757,255	562,967

Cash and cash equivalents at end of period	$1,086,421	$1,320,222	($233,801)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$654,045	$556,232	$97,813
Income taxes	$275,914	$315,177	($39,263)